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                                                                      EXHIBIT 12

                               EATON CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (MILLIONS OF DOLLARS)

                                                          YEAR ENDED DECEMBER 31
                                                 ----------------------------------------
                                                 1993     1992     1991     1990     1989
                                                 ----     ----     ----     ----     ----
Income before income taxes...................    $262     $181     $101     $271     $363
Adjustments:
  Interest expense...........................      75       89       83       82       82
  Interest expense of 50% owned associate
     companies...............................       1        1        1        1        1
  Amortization of debt issue costs...........       0        1        0        2        1
  Portion of rent expense representing
     interest................................      14       15       16       18       18
  Interest expense capitalized in prior
     periods and amortized in current
     period..................................       5        4        3        3        2
  Minority interest in income (losses) of
     consolidated subsidiaries...............      (3)       4        2        3        1
  Adjust recorded net income of 50% owned
     associate companies to 50% of income
     before income taxes.....................       4        0        7        9        9
  Undistributed income (losses) of 20% to
     less than 50% owned associate companies
     and wholly-owned finance subsidiaries
     held for sale...........................       2        0        0       (5)      (5)
                                                 ----     ----     ----     ----     ----
     Income as adjusted......................    $360     $295     $213     $384     $472
                                                 ====     ====     ====     ====     ====
Fixed charges:
  Interest expense...........................    $ 75     $ 89     $ 83     $ 82     $ 82
  Interest expense of 50% owned associate
     companies...............................       1        1        1        1        1
  Amortization of debt issue costs...........       0        1        0        2        1
  Interest expense capitalized...............      12        8        7        9        7
  Portion of rent expense representing
     interest................................      14       15       16       18       18
                                                 ----     ----     ----     ----     ----
     Total fixed charges.....................    $102     $114     $107     $112     $109
                                                 ====     ====     ====     ====     ====
Ratio of earnings to fixed charges...........    3.53     2.59     1.99     3.43     4.33
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